Exhibit 10(iii)(A)(4)

THE INTERPUBLIC CAPITAL ACCUMULATION PLAN

Amended and Restated
Effective January 1, 2007

Capital Accumulation Plan

Introduction and Plan Highlights	1

Eligibility and Effective Date of Participation Agreement	2

Your Benefit	3
Benefit Increases	4

Vesting	4
General Rule	4
Forfeiture	5

Payments Under the Plan	5
When Payments Start	5
Form of Payment	6

Disability	7

Death Benefits	8
Amount, Form, and Time of Death Benefit	8
Designating Your Beneficiary	8

Change of Control	9
Special Vesting, Accrual, and Payment Rules	9
Deferred Compensation Trust	9
Reduction of Benefits After a Change of Control	10

Miscellaneous	10
Plan Administration and Review of Decisions	10
Participation Agreement, Amendment, and Termination	11
Successors to Interpublic	12
Coordination with Other Benefits	12
Nature of Your Account Balance and Plan Assets	12
Assignment and Alienation	12
Withholding and Other Tax Consequences	12
Authority to Determine Payment Date	13
Compliance with Tax Code § 409A	13
Mailing Address	13
Overpayments	13
Incapacity and Minor Status	13
Continued Employment	14
Liability Limited	14
Titles and Headings Not to Control	14
Severability	14
Variations in Plan Terms	14
Complete Statement of the Plan	14

Claims and Appeals	15

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Initial Claims	15
Appeals	16
Other Rules and Rights Regarding Claims and Appeals	17

Glossary of Key Terms	18

As required by Treasury Department Circular 230, we inform you that (1) any statement regarding federal tax law contained in this pamphlet is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed on you by the Internal Revenue Service, (2) any such statement was written to support the promotion or marketing of the Plan, and (3) you should seek tax advice based on your individual circumstances from an independent tax advisor.

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Capital Accumulation Plan

Introduction and Plan Highlights
This pamphlet sets forth the basic terms of The Interpublic Capital Accumulation Plan, as amended and restated effective January 1, 2007. Capitalized terms used in this pamphlet are defined in the Glossary of Key Terms, at the end of the pamphlet.
The Plan is sponsored by Interpublic and has been in effect since August 2003. Your rights and responsibilities under the Plan are also governed by your Participation Agreement with Interpublic. Your Participation Agreement incorporates this pamphlet by reference — which means that this pamphlet is part of your Participation Agreement.
The Plan is unfunded and is designed primarily to provide deferred compensation for a select group of senior management employees of Interpublic and its Subsidiaries. The Plan is excepted from most of the requirements of ERISA.
The benefits provided under the Plan are offered to secure your goodwill, loyalty, and achievement, as well as to attract and retain other executives of outstanding competence. The Plan does not, however, give you the right to continue in the employ of Interpublic or its Subsidiaries, or to receive annual compensation of any particular amount.
Key features of the Plan include the following:
•	Eligibility to participate in the Plan must be approved by the MHRC. (See “Eligibility and Effective Date of Participation Agreement.”)

•	Your benefit under the Plan is expressed as an account balance — the total of all of the dollar amounts that have been entered in a bookkeeping account maintained for you under the Plan reduced by any previous distributions to you under the Plan and also reduced by any amounts that you have forfeited under the Plan.

•	Each year, as long as your Participation Agreement remains in effect, a dollar credit will be added to your account. The amount of the dollar credit is set forth in your Participation Agreement. In general, the dollar credit amount will be added to your account for a year only if you are an active employee of Interpublic or a Subsidiary on December 31st of that year. However, special rules apply if your employment is terminated involuntarily without Cause or you resign for Good Reason. In addition, interest will be added to your account each December 31st. (See “Your Benefit.”)

•	You may forfeit (or lose) your account balance under the Plan before you become vested. Subject to special rules that apply after a Change of Control, you vest in your account balance after you have participated in the Plan for three years. However, even after you vest, you will forfeit the interest that has been added to your account if you violate the non-competition or non-solicitation provisions of your Participation Agreement. (See “Vesting.”)

•	In general, Interpublic will begin to pay your vested benefit under the Plan during the first month that starts on or after the second anniversary of your Termination of

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Employment. (See “When Payments Start.”) However, special rules apply (a) if you die before payments start and (b) in the event of a Change of Control. (See “Death Benefits” and “Change of Control.”)
•	If your employment terminates after you reach age 55 and complete at least five years of participation in the Plan, your vested benefit under the Plan will be paid in a lump sum or in monthly installments over 10 or 15 years, as specified in your Participation Agreement. However, if your employment terminates before you reach age 55 or before you complete five years of participation in the Plan, your vested benefit will automatically be paid in a lump sum. (See “Form of Payment.”) Also, special rules apply after a Change of Control. (See “Change of Control.”)

•	The Plan is not funded. This means that the promise to pay benefits under the Plan is not backed up by a trust fund or by any other dedicated assets and that, as a Plan participant, you are a general unsecured creditor of Interpublic. Although special rules apply in the event of a Change of Control, those rules do not change your status as a general unsecured creditor. (See “Change of Control” and “Nature of Your Account Balance and Plan Assets.”)

•	Your benefits under the Plan are in addition to, and independent of, any benefits to which you may be entitled under other benefit plans sponsored by Interpublic.
Eligibility and Effective Date of
Participation Agreement
The Plan is designed to benefit key executives of Interpublic and its Subsidiaries. You are eligible to participate in the Plan only if your participation is approved by the MHRC.
If you are eligible to participate in the Plan, you will become a participant after you execute your Participation Agreement. Your Participation Agreement and any amendment to your Participation Agreement will become effective on the date prescribed below:
•	If you have not participated in the Plan or any other Account Balance Plan:
➢	If you return your signed Participation Agreement to Interpublic within 30 days after your participation in the Plan is approved by the MHRC, your participation will be effective as of the first day of the first month that starts after you return your signed Participation Agreement.

➢	If you return your signed Participation Agreement to Interpublic more than 30 days after your participation in the Plan is approved by the MHRC, your participation will be effective as of January 1st of the first calendar year that starts after you return your signed Participation Agreement.
•	If you have participated in the Plan or any other Account Balance Plan, your Participation Agreement (or any amendment to your Participation Agreement) will be effective as of January 1st of the first calendar year that starts after you return your signed Participation

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Agreement (or amendment) to Interpublic. For example, if you have participated in the Plan since 2005, you are informed on August 15, 2008, that you are eligible for an increase in the amount of the dollar credit that is added to your account each year, and you sign and return an amended Participation Agreement on August 27, 2008, the amended Participation Agreement will be effective January 1, 2009, and the first year to which the new dollar credit amount applies will be 2009.
Your Benefit
Your benefit under the Plan is expressed as an account balance.
•	On December 31st of each year (starting with the year in which your Participation Agreement becomes effective), if you are actively employed by Interpublic or a Subsidiary, the amount of the annual dollar credit set forth in your Participation Agreement will be added to your account. If your Participation Agreement becomes effective on a date other than January 1st, the dollar credit amount for your first year of participation will be pro-rated. The applicable dollar credit for a year will be added to your account only if you are an active employee of Interpublic or a Subsidiary on December 31st of that year.

•	In addition, if (a) your employment with Interpublic and its Subsidiaries is terminated involuntarily without Cause or (b) you resign from employment with Interpublic and its Subsidiaries for Good Reason, the following amount will be added to your account as of December 31st of the year in which your Termination of Employment occurs:
➢	The sum of the dollar credits that would have been added to your account on each December 31st after your Termination of Employment if you had continued working for Interpublic through your Severance Completion Date. (Unless your Severance Completion Date occurs on December 31st, you will not receive a dollar credit for the year in which your Severance Completion Date occurs.)
Your account will also be credited with interest on December 31st of each year until your vested account balance is paid in full. The amount of interest added to your account on each December 31st will be based on your account balance on that date, excluding the amount of any dollar credit that is added to your account on the same date.
•	Effective for calendar years after 2005, the interest rate is the 10-year U.S. Treasury yield curve annual rate (also known as the “constant maturity rate”) as of the last business day of the immediately preceding calendar year, as published by the U.S. Department of Treasury’s Office of Debt Management.

•	For calendar years before 2006, the interest rate was set annually by the MHRC.
Unless the last payment of your vested account balance happens to be made on December 31st, interest will not be added to your account in the year the last payment is made.

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Capital Accumulation Plan

EXAMPLE. Suppose you sign a Participation Agreement specifying an annual dollar credit of $25,000, effective July 1, 2008, and the Plan’s annual interest rate is 5%.
•	On December 31, 2008, $12,500 (1/2 of $25,000, because you participated in the Plan for only 1/2 of the year) would be added to your account. Your account balance as of January 1, 2009 would be $12,500.
•	On December 31, 2009, your account would be credited with $625 (5% of $12,500) in interest, and a dollar credit of $25,000 would be added to your account. Your account balance as of January 1, 2010 would be $38,125 ($12,500 + $625 + $25,000).
•	If your Participation Agreement remains in effect and is not amended, annual dollar credits and interest will be added to your account each December 31st if you are still an active employee on that December 31st. After you terminate employment, your account will be credited with interest on each December 31st until your vested account balance is paid in full. (As explained above, your account will not be credited with interest for the year in which the last payment is made, unless the last payment is made on December 31st.)
Your account balance is subject to forfeiture until it becomes fully vested. The vesting rules are described under “Vesting,” below. Also, special rules apply after a Change of Control. (See “Change of Control,” below.)
Benefit Increases
The amount of the annual dollar credit under the Plan may be increased from time to time. Any increase in the amount of the annual dollar credit will be set forth in an amendment to your Participation Agreement or in a new Participation Agreement.
Vesting
General Rule
In general, you will vest in your account balance after you have participated in the Plan for three years.
•	If (a) your employment with Interpublic and its Subsidiaries is terminated involuntarily without Cause or (b) you resign from employment with Interpublic and its Subsidiaries for Good Reason, you will receive service credit as if you had participated in the Plan through your Severance Completion Date.
For example, if your employment with Interpublic is terminated involuntarily without Cause after you participated in the Plan for two years, and you are eligible to receive Severance Pay in installments for 12 months after your Termination of Employment, you will have three years of service credit (2 years of active participation plus one year of severance). As a result, your account would be fully vested.

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•	Participation in any predecessor plan, including an ESBA, will not count toward the three years of participation required for vesting.

•	Special rules apply after a Change of Control. (See “Change of Control,” below.)
Forfeiture
You will forfeit (or lose) any portion of your benefit that is not vested upon your Termination of Employment (determined as if you had continued working for Interpublic through your Severance Completion Date). Any unvested account balance and years of participation that accrued before your Termination of Employment will not be reinstated, even if you are rehired.
In addition, you will forfeit all of the interest that has been or will be credited to your account if you violate the non-competition or non-solicitation provisions of your Participation Agreement.
Payments Under the Plan
When Payments Start
Subject to special rules that apply after a Change of Control (see “Change of Control,” below), Interpublic will start paying your vested benefit during the first month that starts on or after the second anniversary of your Termination of Employment.
For example, if your employment with Interpublic and its Subsidiaries terminates on June 15, 2015, Interpublic would make the first payment in July 2017.

Capital Accumulation Plan

Capital Accumulation Plan

EXAMPLE. Suppose your Participation Agreement provides for an annual dollar credit of $25,000 and the Plan’s annual interest rate is 5%. If your employment is terminated involuntarily without Cause on June 15, 2015, after your account is fully vested, and you are eligible to receive Severance Pay in installments for 12 months after your Termination of Employment —
•	Your Severance Completion Date would be on or about June 15, 2016. Accordingly, as of December 31, 2015, $25,000 (the dollar amount that would have been added to your account on December 31, 2015, if you had continued working through your Severance Completion Date) will be added to your account.
•	On December 31, 2015, your account (excluding the $25,000 added on December 31, 2015) would be credited with interest in an amount equal to 5% of your account balance as of December 31, 2015.
•	On December 31, 2016, your account would be credited with interest in an amount equal to 5% of your account balance as of December 31, 2016.
•	In July 2017, Interpublic would make the first payment. If your benefit is paid in a lump sum, the amount paid to you would be your vested account balance as of December 31, 2016. You would not receive interest for the period from December 31, 2016 until your account balance is paid to you.
Form of Payment
Unless otherwise specified in your Participation Agreement, Interpublic will pay your benefit in a lump sum. Your Participation Agreement may provide for payments in monthly installments over 10 or 15 years. However, if your employment terminates before age 55, or before you have completed at least five years of participation in the Plan, Interpublic will automatically pay your benefit in a lump sum, regardless of the form specified in your Participation Agreement.
If your benefit is paid in installments, the amount to be paid each year will be determined by dividing your vested account balance (determined as of the date when payments begin and, in succeeding years, as of the anniversary of that date) by the remaining number of annual installments. The amount of each monthly installment in a year will be 1/12th of the amount to be paid in that year.
As installments are being paid, the unpaid portion of your vested account will continue to earn interest on December 31st of each year, at the Plan’s interest rate.

Capital Accumulation Plan

Capital Accumulation Plan

EXAMPLE. Suppose your vested account balance is $500,000, your benefit is to be paid in installments over 10 years, and the Plan’s annual interest rate is 5%.
•	In Year #1, you would receive $50,000, in monthly payments of $4,166.67 each.

Annual Amount	=	$500,000/10	=	$50,000
Monthly Amount	=	$50,000/12	=	$4,166.67
•	At the end of Year #1, your vested account balance would be $450,000 and $22,500 in interest would be added to your account.

$500,000 – $50,000			=	$450,000
5% of $450,000			=	$22,500
New Balance	=	$450,000 + $22,500	=	$472,500
•	In Year #2, when 9 annual payments remain, you would receive $52,500, in monthly payments of $4,375.00 each.

Annual Amount	=	$472,500/9	=	$52,500
Monthly Amount	=	$52,500/12	=	$4,375.00
•	Payments would continue, and interest would continue to be credited, according to the process described above, until your vested account balance is paid in full. Your final installment payment would include interest credited to your account on the last December 31st before the final installment is paid. (As explained above, you would not receive interest for the period from that December 31st until the last installment is paid.)
After you return your executed Participation Agreement, the Plan does not allow you to change the form in which your vested benefit will be paid.
Disability
If you become disabled while employed, you will continue to earn dollar credits and to accumulate years of Plan participation until your Termination of Employment, and interest credits will continue to be added each year until your vested account balance is paid in full. Payments will start after your Termination of Employment in accordance with the payment timing rules described in this pamphlet (See “Payments Under the Plan,” above.)
The date of your Termination of Employment will be determined in accordance with the Plan’s definition of “Termination of Employment.”

Capital Accumulation Plan

Capital Accumulation Plan

Death Benefits
Amount, Form, and Time of Death Benefit
If you die before your vested account balance is paid in full, a beneficiary (or beneficiaries) whom you select will be entitled to receive your remaining vested account balance in a lump sum. Interpublic will pay the lump sum within 90 days after your death.
Designating Your Beneficiary
You may designate one or more primary beneficiaries to receive your vested account balance after your death. You may also designate one or more contingent beneficiaries, who would receive any remaining vested account balance if all of your primary beneficiaries die before all payments have been made. You may change your beneficiaries at any time before your death by filing a new beneficiary designation form with Interpublic’s Human Resources Department.
If you are married on the date of your death, your beneficiary will be your spouse, unless you specify a different beneficiary. You may not designate a beneficiary other than your spouse, however, without your spouse’s written consent.
In the absence of an effective beneficiary designation (or if none of your primary or contingent beneficiaries are living), your vested account balance (if any) will be distributed, in the form set forth above, to the first of the following to survive you:
•	Your spouse;

•	Your children (to be divided equally);

•	Your parents;

•	Your brothers and sisters (to be divided equally); or

•	The executors or administrators of your will.
The form for making your initial beneficiary designation is attached to your Participation Agreement. You may obtain new beneficiary designation forms from Interpublic’s Human Resources Department.

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Capital Accumulation Plan

Change of Control
Special Vesting, Accrual, and Payment Rules
Special Vesting and Accrual Rules
If, after a Change of Control, (a) your employment with Interpublic and its Subsidiaries is terminated involuntarily without Cause or (b) you resign from employment with Interpublic and its Subsidiaries for Good Reason:
•	Your account will immediately become fully vested (if not already vested), and

•	Interpublic will immediately credit your account with the sum of the annual dollar credits that would have been added to your account on each December 31st after your Termination of Employment if you had continued working for Interpublic through your Severance Completion Date. (Unless your Severance Completion Date occurs on December 31st, you will not receive a dollar credit for the year in which your Severance Completion Date occurs.)
Special Payment Rule
•	If your Termination of Employment (for any reason) occurs within two years after a Change of Control, Interpublic will pay your account balance (including the additional credits described above, if your employment is terminated involuntarily without Cause or you resign for Good Reason) to you in a lump sum.
➢	Unless Interpublic determines that you are a Top-50 Employee, the lump-sum payment will be made within 30 days after your Termination of Employment.

➢	If Interpublic determines that you are a Top-50 Employee, the lump-sum payment will be delayed until the earlier of (a) the first day of the seventh month that starts after your Termination of Employment or (b) the first day of the first month that starts after your death. You will not receive any special interest payments for the delay, but Interpublic will continue to add annual interest credits to your account each December 31st until your account balance is paid in full.
•	If your Termination of Employment occurs after the second anniversary of the Change of Control, Interpublic will pay your account balance (including the additional credits described above) to you at the time and in the form set forth in your Participation Agreement.
Deferred Compensation Trust
Before a Change of Control, Interpublic must contribute to a Deferred Compensation Trust an amount equal to the then-present value of the sum of all benefits that would become payable under the Plan if Interpublic terminated all participants’ employment without Cause immediately

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after the Change of Control. The amount to be contributed will be determined by an Outside Auditor engaged by Interpublic at Interpublic’s expense.
For purposes of calculating the amount to be contributed to a Deferred Compensation Trust, the Outside Auditor will make the following assumptions:
•	The assumed annual rate of interest and discount rate will be the rate of interest to be credited to accounts (as described under “Your Benefit,” above) for the year in which the Change of Control occurs, and

•	Payment of the benefits described above would be due within 30 days after the Change of Control.
Assets that Interpublic or any Subsidiary contributes to the Deferred Compensation Trust are subject to the claims of the creditors of Interpublic or the Subsidiary (as the case may be) in the event of its bankruptcy or insolvency. The Deferred Compensation Trust will not change your status as a general unsecured creditor of Interpublic.
Reduction of Benefits After a Change of Control
It is possible that some or all of the benefit you receive after a Change of Control will be treated as an “excess parachute payment” that is subject to a 20% excise tax under Section 4999 of the Tax Code. If an Outside Auditor determines that any amount payable to you under the Plan is reasonably likely to trigger the 20% excise tax, your benefit under the Plan will be whichever of the following amounts results in a larger net benefit to you, after taxes (as determined by the Outside Auditor):
•	Your full benefit under the Plan, all or part of which might be subject to a 20% excise tax, or

•	Your benefit under the Plan, reduced to the extent the Outside Auditor determines is necessary to avoid triggering the 20% excise tax.
Interpublic will engage and pay the fees for the Outside Auditor to perform these calculations.
Miscellaneous
Plan Administration and Review of Decisions
The Plan’s administrator is the MHRC. Before a Change of Control, the Plan’s administrator has complete and exclusive discretionary authority and responsibility to administer and interpret the Plan’s governing documents (including the authority to make findings of fact and to resolve ambiguities and inconsistencies in the Plan’s language, and to correct any inadvertent omissions). All decisions of the Plan’s administrator are considered to be final and controlling. Review by a court of any decision of the Plan’s administrator will be subject to the following standard of review:

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•	Before a Change of Control, the standard of review will be the “arbitrary and capricious” standard, which means that the court will defer to the MHRC’s decision (or the decision of any successor to the MHRC), and will not overturn that decision unless the court concludes that the decision cannot be supported by the relevant facts and applicable law.

•	After a Change of Control, the standard of review will be “de novo,” which means that the court may overturn the MHRC’s decision (or the decision of any successor to the MHRC) if it disagrees with the decision.
The MHRC has authority to delegate any of its duties and responsibilities under the Plan as it deems appropriate. In addition, the MHRC may engage one or more persons to render advice with regard to any of its administration responsibilities. Any final decision by a delegate of the MHRC will be treated for purposes of the Plan as a decision of the MHRC.
Participation Agreement, Amendment, and Termination
Your Participation Agreement sets forth specific terms relating to your benefit under the Plan. Your Participation Agreement, including any amendment to your Participation Agreement, is valid only if it is executed on behalf of Interpublic, by Interpublic’s Executive Vice President, Chief Human Resources Officer or his designee.
Although Interpublic intends to continue the Plan indefinitely, Interpublic reserves the right to amend or terminate the Plan at any time, and from time to time, either retroactively or prospectively, without your consent. However, unless necessitated by a change in applicable law, an amendment or termination may not —
•	reduce the amount of your vested account balance as of the later of (a) the effective date of the amendment or termination or (b) the date the resolution to amend or terminate the Plan is adopted; or

•	result in a change to the form or time for paying your account balance under the Plan, unless Interpublic determines, based on the advice of outside counsel, that a change in the form or time of payment will not trigger adverse tax consequences.
In addition, any resolution to amend or terminate the Plan that is adopted or becomes effective during the three years following a Change of Control may not take away any of your rights, or relieve Interpublic of any of its obligations under the Plan, including those set forth in the section entitled “Change of Control,” above.
Subject to the restrictions set forth above, any amendment or termination of the Plan may be adopted by resolution of the Compensation Committee. In addition, the MHRC —
•	may make any amendment required to comply with federal or state law (including any tax law that could result in adverse tax consequences), or that is desirable to improve the administration of the Plan, if the amendment does not materially affect the level of benefits provided under the Plan to or on behalf of any participant; and

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•	has discretion to accelerate payment to the extent that Interpublic or the MHRC determines, with the advice of outside counsel, is permitted without violating the requirements of Section 409A of the Tax Code.
Successors to Interpublic
Interpublic shall require any successor to its business or its assets to assume the Plan expressly, absolutely, and unconditionally, and to administer the Plan in accordance with its terms. After a Change of Control, all references to Interpublic and its Subsidiaries shall be deemed to refer to Interpublic’s successor and its Subsidiaries.
Coordination with Other Benefits
Your benefit under the Plan is designed to be in addition to any benefits you earn under other benefit plans sponsored by Interpublic and its Subsidiaries. Except as expressly provided in another plan or in this Plan, your right to a benefit under the Plan will not affect the benefits under any other plan.
Nature of Your Account Balance and Plan Assets
The obligation to pay your vested account balance is a liability of Interpublic. Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation, and any assets that Interpublic or a Subsidiary sets aside to fund your vested account balance under the Plan, whether in a Deferred Compensation Trust or otherwise, will remain available to creditors of Interpublic or the Subsidiary (as the case may be) in the event of its bankruptcy or insolvency.
Assignment and Alienation
In general, your right to a benefit under the Plan (and the corresponding rights of your beneficiaries) may not be assigned, transferred, alienated, encumbered, or otherwise subject to lien. However, the Plan will comply with domestic relations orders that are determined to be “qualified domestic relations orders” under ERISA.
Withholding and Other Tax Consequences
Interpublic may deduct from amounts paid or due to a participant under the Plan any income, employment, excise and other taxes that it reasonably determines are required to be withheld by any government or government agency, including any taxes on income that is currently subject to tax even though it is not currently paid or payable to you. You (or your beneficiaries) are responsible for satisfying any remaining tax obligations, to the extent that amounts withheld (if any) are insufficient.

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Capital Accumulation Plan

Authority to Determine Payment Date
To the extent that any payment under the Plan may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by Interpublic in its sole discretion, and not by any participant, beneficiary, or other individual.
Compliance with Tax Code § 409A
Your benefit under the Plan is subject to Section 409A of the Tax Code, which became effective January 1, 2005, and imposes restrictions on deferred compensation arrangements like the Plan. Interpublic intends to operate, administer, and interpret the Plan in accordance with Section 409A. If the Compensation Committee or the MHRC determines in good faith that (a) any aspect of the Plan is inconsistent with the restrictions imposed by Section 409A (including guidance interpreting Section 409A) and (b) an amendment to the Plan could reduce or eliminate adverse tax consequences under Section 409A, the Compensation Committee or the MHRC may amend the Plan without your consent to the extent that it determines, based on the advice of outside counsel, the amendment is necessary to reduce or eliminate such adverse tax consequences.
Although the Plan has been subject to Section 409A since January 1, 2005, the plan documents in effect before January 1, 2007, were not amended to reflect the requirements of Section 409A. For the period from January 1, 2005 through December 31, 2006, Interpublic and the MHRC have discretion to override the terms of the Plan to the extent that either Interpublic or the MHRC determines is necessary or appropriate to comply with the requirements of Section 409A.
Mailing Address
After you terminate employment with Interpublic and its Subsidiaries, you will receive periodic correspondence related to your benefit (if any) under the Plan. It is your responsibility to notify Interpublic’s Human Resources Department of any changes in your mailing address or in the mailing address of any of your beneficiaries (or contingent beneficiaries). Failure to update your address could delay distribution of your vested account balance.
Overpayments
If an overpayment of benefits is made under the Plan, the amount of the overpayment may be set off against future payments under the Plan until the overpayment has been recovered. If no future payments are scheduled, you will be required to return the overpaid amount, and Interpublic may pursue any legal or equitable avenue to effectuate recovery.
Incapacity and Minor Status
If any individual entitled to a payment under the Plan is a minor, or is physically or mentally unable to care for his or her affairs, and another person or institution is maintaining custody over the individual entitled to receive the payment, payments under the Plan may be made, for the

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benefit of the individual entitled to payment, to the custodial person or institution, as applicable. If a court has appointed a guardian or representative of the individual entitled to payment, payment will be made to the guardian or representative. Any such payment will discharge the Plan’s liability, as if the payment were made to the individual entitled to payment.
Continued Employment
Nothing in the Plan gives you the right to continue in the employment or service of Interpublic or its Subsidiaries, or to receive annual compensation in any particular amount. Conversely, nothing in the Plan gives Interpublic or any Subsidiary the right to require you to remain in its employ.
Liability Limited
Except as and to the extent otherwise provided by applicable law, no liability will attach to or be incurred by the shareholders, directors, officers, or employees of Interpublic and its Subsidiaries under or by reason of any of the terms and conditions of the Plan.
Titles and Headings Not to Control
The titles and headings of sections of the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than the titles or headings, will control.
Severability
If any provision of the Plan is held illegal or invalid for any reason, other provisions will be unaffected. The Plan will be construed as if any illegal or invalid provision were never inserted.
Variations in Plan Terms
Your individual Participation Agreement may contain provisions that conflict with or are otherwise inconsistent with the terms set forth in this plan document. If so, the terms of your Participation Agreement will control.
Complete Statement of the Plan
This pamphlet and your Participation Agreement are a complete statement of your rights under the Plan. Any question regarding your rights under the Plan must be resolved by applying the terms of the Plan document and your Participation Agreement. External evidence of intent or meaning will not be relevant.

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Capital Accumulation Plan

Claims and Appeals
The Plan has specific procedures for making a claim for benefits. You must exhaust this claim and appeal process before you can file a lawsuit in court. The claim and appeal process has two levels: (1) the initial claim and (2) review on appeal. They operate as follows:
Initial Claims
1.	Any benefit claim must be in writing and should be mailed to the MHRC, at the following address:
IPG Management Human Resources Committee
1114 Avenue of the Americas, 19th Floor
New York, NY 10036
Attn: Executive Vice President, Chief Human Resources Officer
2.	The MHRC will generally review and decide each claim within 90 days after the claim is received. If the MHRC needs more time to decide your claim, the MHRC will notify you, and may extend the review period by up to an additional 90 days.
➢	The time period within which the MHRC must decide your claim starts on the date the MHRC receives your claim, even if you do not submit all of the information needed to resolve your claim. However, if the MHRC needs more information to resolve your claim, you and the MHRC may agree to extend the period for making the decision. If you do not provide any requested information by the deadline that the MHRC sets, the MHRC will decide your claim based on the information it has as of the deadline. This might result in your claim being denied.

➢	If your claim is not resolved within the time periods described above, you may consider your claim to have been denied. You may (a) contact the MHRC to determine whether your claim has, in fact, been denied, (b) file an appeal with the MHRC (following the procedures set forth in the “Appeals” section, below), or (c) bring a lawsuit under Section 502(a) of ERISA.
3.	If your claim is wholly or partially denied, the MHRC will issue a written decision. The decision will include —
➢	the specific reason or reasons for denial of your claim;

➢	references to the specific Plan provisions upon which the denial is based;

➢	a description of any additional material or information necessary to perfect your claim, and an explanation of why the material or information is necessary;

➢	an explanation of the appeal procedures and the applicable time limits; and

➢	a statement of your right to file a lawsuit under Section 502(a) of ERISA if your claim is denied after the MHRC reviews its initial decision.

Capital Accumulation Plan

Capital Accumulation Plan

Appeals
1.	Within 60 days after you receive a written notice of denial of your claim (or the end of the time period for deciding your claim), you may file a written request with the MHRC, at the address shown above, for a full and fair review of its initial decision (an “appeal”).

2.	In connection with a request for review, you may —
➢	submit written comments, documents, records and other information relating to your claim; and

➢	receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information that the MHRC determines is relevant to your claim.
3.	The review on appeal will take into account all comments, documents, records and other information that you submit, regardless of whether the information was considered in the initial benefit determination. The MHRC will generally decide your appeal within 60 days after your request for review is received. If the MHRC needs more time, the MHRC will notify you, and the MHRC may extend the review period by up to an additional 60 days.
➢	If the MHRC needs more information to decide your appeal, the period within which the MHRC must decide your appeal will automatically be extended. The length of the extension will be equal to the number of days from when the MHRC sends you a request for additional information until the earlier of (a) the date the MHRC receives the requested information or (b) the due date that the MHRC establishes for providing that information.

➢	If your appeal is not resolved within the time periods described above, you may consider your appeal to have been denied. You may (a) contact the MHRC to determine whether your appeal has, in fact, been denied and/or (b) bring a lawsuit under Section 502(a) of ERISA.
4.	If your appeal is wholly or partially denied, the MHRC will render a written decision. The decision will include —
➢	the specific reason or reasons for the decision;

➢	references to the specific Plan provisions upon which the decision is based;

➢	an explanation of your right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information that the MHRC determines is relevant to your claim for benefits; and

➢	a statement of your right to bring a civil action under Section 502(a) of ERISA.

Capital Accumulation Plan

Capital Accumulation Plan

Other Rules and Rights Regarding Claims and Appeals
•	You may authorize a representative to pursue any claim or appeal on your behalf. The MHRC may establish reasonable procedures for verifying that any representative has in fact been authorized to act on your behalf.

•	The Plan will be interpreted and enforced in accordance with the applicable provisions of ERISA and federal tax laws that apply to nonqualified deferred compensation. To the extent that state-law issues arise, New York law (exclusive of choice of law provisions) will govern.

Capital Accumulation Plan

Capital Accumulation Plan

Glossary of Key Terms

Account Balance Plan	A nonqualified deferred compensation arrangement sponsored by Interpublic or a Subsidiary, under which —
•	principal amounts, not including compensation that you elect to defer, are credited to an account in your name;

•	the principal amounts credited to your account accrue interest or earnings; and

•	your benefit is based solely on the balance credited to your account (i.e., principal plus earnings or interest).

Cause	Cause for your employer to terminate your employment with Interpublic and its Subsidiaries, which will exist if —
•	you materially breach a provision in an employment agreement between you and Interpublic or a Subsidiary, and you do not cure that breach within 15 days after you receive written notice from your employer of the breach;

•	without written approval from Interpublic’s Board of Directors or the person to whom you report directly, you (a) misappropriate funds or property of Interpublic or a Subsidiary or (b) attempt to secure any personal profit related to the business of Interpublic or a Subsidiary;

•	you engage in conduct that Interpublic determines constitutes fraud, material dishonesty, gross negligence, gross malfeasance, insubordination, or willful misconduct in the performance of your duties as an employee of Interpublic or a Subsidiary, or you willfully fail to follow Interpublic’s code of conduct, unless your actions (or failure to act) are taken in good faith and do not cause material harm to Interpublic or a Subsidiary;

•	you refuse or fail to attempt in good faith (a) to perform your duties as an employee of Interpublic or a Subsidiary or (b) to follow a reasonable good-faith direction of Interpublic’s Board of Directors or the person to whom you report directly, and you do not cure the refusal or failure within 15 days after you receive written notice from your employer of the refusal or failure;

•	you commit, or are formally charged or indicted for allegedly committing, a felony or a crime involving dishonesty, fraud, or moral turpitude; or

•	you engage in activities that are clearly prohibited by Interpublic’s policy prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

Change of Control	A change in (a) the ownership or effective control of Interpublic or (b) the ownership of a substantial portion of Interpublic’s assets, each as defined in rules and regulations under Section 409A of the Tax Code.

Capital Accumulation Plan

Capital Accumulation Plan

Subject to certain limited exceptions, a Change of Control of Interpublic would generally occur if —
•	a person or group acquires more than 50% of the total fair market value or voting power of Interpublic’s stock;

•	during a 12-month period, a person or group acquires 30% or more of the total voting power of Interpublic’s stock;

•	during a 12-month period, a person or group acquires 40% or more of Interpublic’s assets (determined based on gross fair market value); or

•	during a 12-month period, a majority of Interpublic’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the appointment or election.

Compensation Committee	The Compensation Committee of Interpublic’s Board of Directors.

Deferred Compensation Trust	The Trust Agreement Between The Interpublic Group of Companies, Inc., Lintas: Campbell-Ewald Company, McCann-Erickson USA, Inc., McCann-Erickson Marketing, Inc., and Lintas, Inc. and Manufacturers Hanover Trust Company, originally effective June 1, 1990 (commonly referred to as the “Interpublic Rabbi Trust”) and/or any other trust agreement to which Interpublic is a party that is established to fund benefits under the Plan. The terms of any Deferred Compensation Trust are subject to the restrictions set forth in Section 409A of the Tax Code, and assets that Interpublic or a Subsidiary sets aside in any Deferred Compensation Trust will be subject to the claims of creditors of Interpublic or the Subsidiary (as the case may be) in the event of its bankruptcy or insolvency.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

ESBA	An Executive Special Benefit Agreement with Interpublic.

Good Reason	• You will be considered to have resigned for Good Reason only if:
➢	You notify Interpublic in writing that one or more of the “triggering circumstances” listed below has occurred within 90 days after the circumstance(s) first occurs;

➢	The triggering circumstance(s) is (are) not remedied within 30 days after Interpublic receives the notice; and

➢	Your Termination of Employment is effective within two years after triggering circumstance(s) first occurs.
•	The following are the “triggering circumstances”:
➢	Interpublic or a Subsidiary materially reduces your rate of base salary;

➢	An action by Interpublic or a Subsidiary results in your authority, duties, or, responsibilities, being materially diminished;

Capital Accumulation Plan

Capital Accumulation Plan

➢	An action by Interpublic or a Subsidiary results in the authority, duties, or responsibilities of your supervisor being materially diminished, including a requirement that you report to a corporate officer or employee instead of the Board of Directors of Interpublic;

➢	Interpublic or a Subsidiary materially diminishes the budget over which you retain authority;

➢	Your principal place of work is moved more than 50 miles outside the city in which you are principally based, unless (a) you make the relocation decision or (b) you are notified in writing that Interpublic or your employer is seriously considering such a relocation and do not object in writing within 10 days after you receive the written notice; or

➢	Interpublic or a Subsidiary materially breaches any employment agreement between you and your employer.

Interpublic	The Interpublic Group of Companies, Inc., and any successor to The Interpublic Group of Companies, Inc.

MHRC	Interpublic’s Management Human Resources Committee.

Outside Auditor	Either of the following firms:
•	The outside auditing firm retained by Interpublic in the last fiscal year that ends before a Change of Control, or

•	A national auditing firm acceptable to at least 75% of the Plan participants who are actively working for Interpublic or a Subsidiary immediately before a Change of Control.

Participation Agreement	The written agreement between you and Interpublic that documents the terms of your participation in the Plan.

Plan	The Interpublic Capital Accumulation Plan, as set forth in this pamphlet and your Participation Agreement, as either or both may be amended from time to time.

Severance Completion Date	The last day of the calendar month that includes the end of the payroll period for which your last Severance Payment (if any) is paid. If you are not eligible to receive Severance Pay, or you receive Severance Pay in a lump sum, your Severance Completion Date is the date of your Termination of Employment.

Severance Pay	A payment or payments made under a severance plan or policy or an agreement with Interpublic or a Subsidiary upon or after your Termination of Employment as compensation for (a) terminating your employment involuntarily without Cause or (b) your resignation for Good Reason.

Subsidiary	Any corporation or other entity that is required to be combined with Interpublic as a single employer under Section 414(b) or (c) of the Tax

Capital Accumulation Plan

Capital Accumulation Plan

Code. In general, this means Interpublic and all other entities of which Interpublic directly or indirectly owns 80 percent or more of the combined voting power or total value of shares.

Tax Code	The Internal Revenue Code of 1986, as amended.

Termination of Employment	The date your employment with Interpublic and its Subsidiaries ends, including the date on which you die, retire, quit, or are discharged. Subject to the next sentence, if you are on leave of absence, your Termination of Employment will occur on the later of (a) the first day that is more than six months after your leave started or (b) the first day after all statutory and contractual rights to reemployment with Interpublic or a Subsidiary expire. If the reason for your leave of absence is a medically determinable physical or mental condition that can be expected to last for six consecutive months or longer, and the condition causes you to be unable to perform the duties of your position or a substantially similar position, the six-month period described in clause (a) of the preceding sentence will be extended to 29 months.

A sale of assets by Interpublic or a Subsidiary to an unrelated buyer that results in your working for the buyer (or one of its affiliates) will not, by itself, constitute a Termination of Employment unless Interpublic (with the buyer’s written consent) so provides in writing 60 or fewer days before the closing of the sale.

Top-50 Employee	A “specified employee” under Section 409A of the Tax Code, determined in accordance with Treas. Reg. § 1.409A-1(i). In general, as long as Interpublic is a public company (or, if Interpublic is acquired, the parent company is a public company), you will be a “specified employee” under Section 409A of the Tax Code if you are one of the 50 highest-paid officers of Interpublic (or, if Interpublic is acquired, the corporate parent) and its Subsidiaries.

Capital Accumulation Plan